CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (File No. 333-222494) pertaining to the 2015 Omnibus Securities and Incentive Plan, as filed with the SEC on January 10, 2018, of our audit dated April 2, 2018, with respect to the balance sheets of Vivos, Inc. (f/k/a Advanced Medicial Isotope Corporation) as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the two years then ended. Our report dated April 2, 2018, relating to those financial statements, includes an emphasis of matter paragraph relating to uncertainty as to Vivos Inc.’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC

Spokane, Washington

April 2, 2018